EXHIBIT (9)(b)



ADMINISTRATION AGREEMENT

	THIS ADMINISTRATION AGREEMENT is made as of May 31,
1996, by and between FIRST DATA INVESTOR SERVICES GROUP,
INC., a Massachusetts corporation ("FDISG"), and WILSHIRE
TARGET FUNDS, INC. (the "Company").

	In consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

	1.	Appointment.  The Company hereby appoints FDISG
to act as Administrator on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In the event that the Company decides to retain FDISG to act as Administrator hereunder with respect to one or more portfolios other than the Funds, the Company shall notify FDISG in writing. If FDISG is willing to render such services, it shall notify the Company in writing whereupon such portfolio shall become a Fund hereunder.

	2.	Delivery of Documents.  The Company has
furnished FDISG with copies properly certified or authenticated of each of the following:

		(a)	The Company's Articles of Incorporation
(the "Articles") filed with the state of Maryland and all amendments thereto;

		(b)	The Company's Registration Statement on
Form N-1A (the "Registration Statement") under the
Securities Act of 1933 and under the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC") on April
2, 1996, relating to shares of the Company's Common Stock, $0.001 par value per share, and all amendments thereto; and

		(c)	Each Fund's most recent prospectus and
statement of additional information, and all amendments and supplements thereto (collectively, the "Prospectuses").

	The Company will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance by FDISG of its services under this Agreement.

	3.	Duties as Administrator.  FDISG, as
Administrator, will assist in supervising all aspects of the Company's administrative operations and undertakes to perform all services and to furnish all personnel and facilities ordinarily incident to the administration of a mutual fund, including but not limited to the following specific services:

		(a)	Maintaining office facilities (which may
be in the offices of FDISG or a corporate affiliate) and furnishing corporate officers for the Company at its request;

		(b)	Furnishing data processing services,
clerical services, and internal legal, executive and administrative services and stationery and office supplies in connection with the foregoing;

		(c)	Accounting and bookkeeping services
(including maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

		(d)	Internal auditing;

		(e)	Performing all functions ordinarily
performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, including calculating the net asset value of the shares of each Fund at the close of trading on the New York Stock Exchange (the "NYSE") on each day on which the NYSE is open for trading and at such other times as the Board of Directors may reasonably request;

		(f)	Preparing reports to the Company's
shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual
Reports on Form N-SAR;

		(g)	Preparing and filing various applications,
registration statements, reports or other documents required by federal, and state laws and regulations, other than those filed or required to be filed by the Adviser or Transfer
Agent;

		(h)	Preparing and filing the Company's tax
returns;

		(i)	At the Adviser's request, monitoring and
developing compliance procedures for the Company which will include, among other matters, monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

		(j)	Performing all functions ordinarily
performed by the office of a corporate secretary, and furnishing the services and facilities incident thereto, including all functions pertaining to matters organic to the organization, existence and maintenance of the corporate franchise of the Company, including preparation for, conduct of, and recording directors' meeting and shareholder meetings. Directors' meetings in excess of five in any calendar year and shareholder meetings in excess of one in any two year period shall be for an additional reasonable charge as may be agreed upon by the Administrator and FDISG;

		(k)	Performing "Blue Sky" compliance
functions, including maintaining registrations or "Blue Chip" exemptions (if available) in all U.S. jurisdictions requested by the Company, monitoring sales of shares in all such jurisdictions and applying for such additional or amended registrations as may be reasonably anticipated to be necessary to permit continuous sales of the shares of the Funds in all such jurisdictions, filing sales literature and advertising materials to the extent required, with such Blue Sky authorities, and making and filing all other applications, reports, notices, documents and exhibits in connection with the foregoing; and

		(l)	Furnishing all other services identified
on Schedule D annexed hereto and incorporated herein which are not otherwise specifically set forth above.

	In performing all services under this Agreement,
FDISG: (a) shall act in conformity with the Articles, the Prospectuses and the instructions and directions of the Administrator, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary or appropriate. Furthermore, FDISG shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company or any of its Funds and shall not provide any investment advisory services to the Company or any of its Funds.

	4.	Compensation and Allocation of Expenses.  FDISG
shall bear all expenses in connection with the performance
of its services under this Agreement, except as indicated
below.
		(a)	FDISG may from time to time employ or
associate with itself such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers or employees of FDISG. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Company in such respect.

		(b)	FDISG shall not be required to pay any of
the following expenses which may be incurred by the Company: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; salaries or fees of Officers or Directors of the Company who are not affiliated with FDISG; outside auditing expenses;
outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Company.

		(c)	For the services to be rendered, the
facilities to be furnished and the payments to be made by FDISG, as provided for in this Agreement, the Company will pay FDISG on the first business day of each month a fee for the previous month as set forth on Schedule B annexed hereto and incorporated herein. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to FDISG, the value of each Fund's net assets shall be computed at the times and in the manner specified in the Registration Statement.

		(d)	The Company shall compensate FDISG for its
services rendered pursuant to this Agreement in accordance
with the fees set forth on Schedule B.  Such fees do not
include out-of-pocket disbursements of FDISG for which FDISG shall be entitled to bill separately.  Out-of-pocket
disbursements shall include the items specified on Schedule
C annexed hereto and incorporated herein and such other
items upon which the Administrator and FDISG may agree from
time to time.
		(e)	FDISG will bill the Company as soon as
practicable after the end of each calendar month, and such billings will be detailed in accordance with the out-of-pocket schedule. The Company will pay to FDISG the amount of such billing within thirty (30) days of receipt.

		(f)	As to each Fund, if in any fiscal year the
aggregate annual expenses of the Fund (including fees pursuant to this Agreement and the Company's Investment
Advisory Agreement, but excluding interest, taxes, brokerage, Rule 12b-1 plan expenses and extraordinary expenses) exceed the expense limitation of any state in which shares of the Fund are qualified for offer and sale, the Company may deduct from the portion of the fees to be paid hereunder (for such fiscal year) which are chargeable to such Fund (hereinafter, the "Fund's share of FDISG's fee"), or FDISG will bear, to the extent required by state law, that portion of such excess expense which bears the same relation to such excess expense as the Fund's share of FDISG's fee bears to the total of (i) the Fund's share of FDISG's fee, plus (ii) the Fund's share of the advisory fee payable for such fiscal year (before giving effect to any similar state expenses reimbursement provision) pursuant to the Company's Investment Advisory Agreement. Such deduction or payment, if any, will be estimated daily, and reconciled and deducted or paid, as the case may be, on a monthly basis.

	5.	Limitation of Liability.

		(a)	FDISG shall at all times act in good faith
and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Company unless said errors are caused by FDISG's own negligence, bad faith or willful misconduct or that of its employees.

		(b)	Notwithstanding any provision in this
Agreement to the contrary, FDISG's cumulative liability (to the Fund) for all losses, claims, suits, controversies, breaches, or damages ("Claims") for any cause whatsoever arising out of or related to this Agreement and regardless of the form of action or legal theory, shall not exceed one million ($1,000,000) dollars, plus any and all amounts available to FDISG or to the Company in respect of such Claims under FDISG's liability insurance, which FDISG agrees continuously to maintain in principal coverage amounts of at least Five Million Dollars ($5,000,000) at all times during the term of this Agreement and for at least one (1) year thereafter. FDISG agrees to furnish initial certification of such insurance coverage and immediate notification of any modification or termination of such coverage thereafter.
The Company understands the limitation on FDISG's damages to be a reasonable allocation of risk and the Company expressly consents with respect to such allocation of risk. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.

		(c)	Each party shall have the duty to mitigate
damages for which the other party may become responsible.

		(d)	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT
TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, THEIR
AFFILIATES OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES,
AGENTS OR SUBCONTRACTORS BE LIABLE TO THE OTHER PARTY FOR
EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL
DAMAGES.

	6.	Indemnification.

		(a) The Company shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable in connection with this Agreement or FDISG's performance hereunder (a "Claim"), unless such Claim arose by reason of FDISG's willful misfeasance, bad faith or negligence in the performance of its duties hereunder. FDISG shall indemnify and hold the Company harmless from and against any and all claims, costs, expenses (including reasonable attorney's fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Company or for which the Company may be liable in connection with this Agreement or FDISG's performance hereunder (also, a "Claim"), if such Claim arises by reason of FDISG's willful misfeasance, bad faith, or negligence in the performance of its duties hereunder.

		(b)	In any case in which one party hereto may
be asked to indemnify or hold the other harmless pursuant to the provision of Section 6(a) hereof, the party seeking indemnification will notify the other promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification hereunder, although the failure to do so shall not prevent recovery by the party seeking indemnification except to the extent that such failure prejudices the other party in its defense of any such claim, and shall keep the other advised with respect to all developments concerning such situation.
The party from which indemnification is sought shall have the option to defend the other against any Claim which may be the subject of this indemnification, and, in the event that the party from which indemnification is sought so elects, such defense shall be conducted by counsel chosen by the party from which indemnification is sought and satisfactory to the other, and thereupon the party from which indemnification is sought shall take over complete defense of the Claim and the other shall sustain no further legal or other expenses in respect of such Claim. The party seeking indemnification will not confess any Claim or make any compromise in any case in which the other will be asked to provide indemnification, except with the party's from which indemnification is sought prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

	7.	EXCLUSION OF WARRANTIES.  THIS IS A SERVICE
AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, FDISG DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE ADMINISTRATOR OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. FDISG DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

	8.	Term and Termination of Agreement.

		(a)	This Agreement shall be effective on the
date first written above and shall continue for a period of two (2) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. In addition, the term of this Agreement shall automatically be extended for a third year unless the Company notifies FDISG to the contrary in writing at least six (6) months prior to the second anniversary of the effective date. Thereafter, the term of this Agreement shall continue for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Company's Board of Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Company's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

		(b)	Upon termination, for whatever reason, the
Company and FDISG shall cooperate fully with each other and with any new administrator in the transfer of the administration of the Company's business and affairs to such new administrator, and shall act promptly and expeditiously in all matters relating thereto, including the transfer of all records, data and information reasonably necessary or appropriate to the conversion and/or the continuation of the administration of the Company thereafter, with a view toward achieving an orderly, efficient and cost-effective transition on any reasonable schedule which may be established therefor by the Company. The parties agree that any transition schedule allowing for a period of sixty (60) days or more to complete the transition shall be deemed a "reasonable schedule" for purposes of this Section 8(b). In the event that such termination occurs prior to the third anniversary of the effective date of this Agreement, the Company agrees to reimburse FDISG for its reasonable itemized costs and expenses incurred in connection with the transfer of administration, not to exceed in any event
$15,000. In the event of termination on or after the third anniversary of the effective date of this Agreement, each party hereto shall bear its own costs and expenses in connection with the transfer of administration.

		(c)	If a party hereto is guilty of a material
failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. The termination of this Agreement by a Non-Defaulting Party under this Section 8(c) shall not constitute a waiver of any other rights or remedies of such Party with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses hereunder. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

		(d)	A party hereto may terminate this
Agreement by giving thirty (30) days written notice of such termination to the other party in the event that the other party has become insolvent or made a general assignment for the benefit of creditors, or a petition under the Bankruptcy Code is filed by or against the other party and the other party has not discharged said petition within thirty (30) days after such filing.

	9.	Modifications and Waivers.  No change,
termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by a Senior Vice President, Executive Vice President or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

	10.	No Presumption Against Drafter.  FDISG and the
Company have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Company and FDISG, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

	11.	Publicity.  Neither FDISG nor the Company shall
release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

	12.	Severability.  The parties intend every
provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of warranties, shall remain fully effective.

	13.	Miscellaneous.

		(a)	Any notice or other instrument authorized
or required by this Agreement to be given in writing to the Company or FDISG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Company:

c/o Wilshire Associates, Incorporated
1299 Ocean Avenue, Suite 700
Santa Monica, California 90401
Attention:	Alan L. Manning, Esq.
		Vice President and General Counsel




To FDISG:

First Data Investor Services Group, Inc.
53 State Street
Boston, Massachusetts 02109-2873
Attention:	Vincent Fabiani

	(b)	This Agreement shall be binding upon and inure
to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, provided that (i) the financial capacity of such assignee is not materially less than FDISG's, (ii) the nature and quality of the services to be provided hereunder are not materially and adversely affected by such assignment, and (iii) the quality and capabilities of the personnel and facilities of the assignee are not materially less than FDISG's. FDISG may, in it sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG, provided, however, that FDISG shall at all times remain fully responsible for the acts or omissions of such sub-contractors as if it were providing such services directly.

		(c)	The laws of the Commonwealth of
Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and the Company hereby submit themselves to the exclusive jurisdiction of those courts.

		(d)	This Agreement may be executed in any
number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

		(e)	The captions of this Agreement are
included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

	14.	Confidentiality.

		(a)	The parties agree that the Proprietary
Information (defined below) (collectively "Confidential Information") is confidential information of the parties and their respective licensers. The Company and FDISG shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Company and FDISG may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. The Company and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential
Information is not duplicated or disclosed by its employees in breach of this Agreement. The Company and FDISG may also disclose the Confidential Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this
Section 14. Notwithstanding the previous sentence, in no event shall either the Company or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

		(b)	Proprietary Information means:

			(i)	any data or information that is
completely sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

			(ii)	any scientific or technical
information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company, or FDISG a competitive advantage over its competitors; and

			(iii)	all confidential or proprietary
concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

		(c)	Confidential Information includes, without
limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party hereto which now exist or come into the control or possession of the other party hereto.

		(d)	The Company acknowledges that breach of
the restrictions on use, dissemination or disclosure of any Confidential Information would result in immediate and irreparable harm, and money damages would be inadequate to compensate FDISG for that harm. FDISG shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

	15.	Force Majeure.  No party shall be liable for any
default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

	16.	Entire Agreement.  This Agreement, including all
Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

FIRST DATA INVESTOR SERVICES GROUP, INC.

By:  /s/ Vincent J. Fabiani

Name: Vincent J. Fabiani

Title:Vice President

WILSHIRE TARGET FUNDS, INC.

By:  /s/Thomas D. Stevens

Name: Thomans D. Stevens

Title:  Senior Vice President - WA
          President - WTF




SCHEDULE A

NAMES OF FUNDS


Large Company Growth Portfolio

Large Company Value Portfolio

Small Company Growth Portfolio

Small Company Value Portfoli


SCHEDULE B

FEES (ON AN ANNUAL BASIS)

First $1 billion in aggregate assets	.15% of monthly
average net assets
Next $4 billion in aggregate assets	.10% of monthly average
net assets
Excess	.08% of monthly average net assets
Minimum of $100,000 per year for four Funds

Plus:  Flat fee of $25,000 per Fund per annum
Additional charge of $2,000 per annum per additional class

FDISG reserves the right to renegotiate the fees set forth on this Schedule B and in Section 4 of the Agreement should the actual services required vary materially from the assumptions provided. It is specifically understood by the parties that fees for those services provided by FDISG which are not described in Section 3 of the Agreement or included on Schedule D under "Routine Projects", will be charged separately by FDISG and are not included in the fees referenced above.




SCHEDULE C

OUT-OF-POCKET EXPENSES


Out-of-pocket expenses include, but are not limited to, the following:

-	Postage of Board meeting materials and other materials
to the Company's
	Board members and service providers (including
overnight or other courier
	services)
-	Telecommunications charges (including FAX) with
respect to
	communications with the Company's directors, officers
and service
	providers
-	Duplicating charges with respect to filings with
federal and state authorities
	and Board meeting materials
-	Pricing services
-	Forms and supplies for the preparation of Board
meetings and other
	materials for the Company
-	Vendor set-up charges for Blue Sky services
-	Such other expenses as are agreed to by FDISG and the
Administrator



SCHEDULE D

Fund Accounting and Administrative Services

Routine Projects
o	Daily, Weekly, and Monthly Reporting
o	Portfolio and General Ledger Accounting
o	Daily Pricing of all Securities
o	Daily Valuation and NAV Calculation
o	Comparison of NAV to market movement
o	Review of price tolerance/fluctuation report
o	Research items appearing on the price exception report
o	Weekly cost monitoring along with market-to-market
valuations in accordance with Rule 2a7
o	Preparation of monthly ex-dividend monitor
o	Daily cash reconciliation with the custodian bank
o	Daily updating of price and rate information to the
Transfer Agent/Insurance Agent
o	Daily support and report delivery to Portfolio
Management
o	Daily calculation of fund advisor fees and waivers
o	Daily calculation of distribution rates
o	Daily maintenance of each fund's general ledger
including expense accruals
o	Daily price notification to other vendors as required
o	Calculation of 30-day adjusted SEC yields
o	Preparation of month-end reconciliation package
o	Monthly reconciliation of fund expense records
o	Preparation of monthly pay down gain/loss summaries
o	Preparation of all annual and semi-annual audit work
papers
o	Preparation and Printing of Financial Statements
o	Providing Shareholder Tax Information to Transfer
Agent
o	Producing Drafts of IRS and State Tax Returns
o	Treasury Services including:
		Provide Officer for the fund
		Expense Accrual Monitoring
		Determination of Dividends
		Prepare materials for review by the board, e.g.,
2a-7,10f-3, 17a-7, 17e-1
	Tax and Financial Counsel
o	Monthly Compliance Testing including section 817H






D-1


Distribution and Legal, Regulatory and Board of Directors
Support

Routine Projects
o	Provide 1940 Act Attorney to assist in organization
o	Prepare agenda and background materials for legal
approval at Board Meetings; make
	presentations where appropriate; prepare minutes;
follow up on issues
o	Review and filing of Form N-SAR
o	Review and filing of Annual and Semi-Annual Financial
Reports
o	Assistance in Preparation of Fund Registration
Statements
o	Review of all Sales Material and Advertising
o	Coordinate all aspects of the printing and mailing
process with outside printers for all
	shareholder publications
o	Support for all quarterly board meetings
o	Preparation of proxy materials for one meeting per
year
o	Annual update Post-Effective Amendment (PEA)
o	Prospectus supplements as needed
o	Consultations regarding legal issues as needed
o	SEC audit report
o	Arrange insurance coverage
o	Support for one special board meeting per year and
consent votes where needed
o	One additional PEA (other than annual update)
o	One exemptive order application
o	Assist with marketing strategy and product development

Special Projects*
o	Proxy material preparation for additional meetings
beyond one per year
o	N-14 preparation (merger document)
o	Additional PEAs beyond two per year
o	Prospectus simplification
o	Additional exemptive order applications beyond one per
year
o	Extraordinary non-recurring projects - e.g., arranging
CDSC financing programs
o	Basic sales, mutual funds, and product training to
branch and sales representatives

*Charged on a project-by-project basis.

D-2